COFFIN COMMUNICATIONS
                                                      Moderator: Louis Silverman
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                             Quality Systems, Inc.

                           Moderator: Louis Silverman
                                  May 22, 2003
                                  12:00 pm CT

Operator:             ...Fourth Quarter and Fiscal Year Results conference call.
                      All lines have been placed on mute to prevent background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press the Pound key. Thank you.

                      I would now like to turn the call over to Mr. Louis Silverman, President and CEO of Quality Systems.

                      You may begin sir.

Louis Silverman:      Thank you and welcome everyone to Quality Systems Fiscal
                      Year '03 Fourth Quarter and Year-End conference call.

                      Once again joining me is Greg Flynn, Executive V.P. of our QSI division; Paul Holt, our CFO; and Pat Cline, President of the NextGen Health Care Information Systems Division.

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                      Please note that comments made on this call may include
                      statements that are forward-looking within the meaning of the securities laws including statements related to anticipated industry trends, the company's plans and strategies, and projected operating results.

                      Actual results may differ materially from our expectations and projections and you should refer to our SEC Forms 10-K and 10-Q for discussions of the risk factors that could impact our actual performance.

                      For now the 11th time in the past 12 quarters the company turned in record revenue performance. For the quarter, revenues totaled $15.1 million, up 26% over the prior year. Earnings per share came in at 27 cents, exceeding prior year's earnings by 13%.

                      Once again, our quarter's performance was largely driven by strong performance at our NextGen Health Care Information Systems unit. NextGen's $10.7 million revenue quarter represented another new milestone for the division and a 40% increase over the prior year. Operating income at NextGen was up an impressive 59% over the prior year.

                      Our EDI unit had record revenues of $1.9 million in the quarter. EDI growth within the NextGen client base continued to be strong, with divisional EDI revenues increasing 88% on a year over year basis.

                      The QSI division's revenues came in at $4.4 million which was essentially even with the prior year's performance. In fact, revenues were up by 2% on a year over year basis.

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                      Divisional operating income came in at 23.5%, off of
                      historical levels due principally to the hardware mix in the quarter coupled with the loss of a couple of accounts during the quarter. One of those accounts moved fully on to the NextGen system.

                      In the quarter, our auditors suggested that we move the company onto SOP 98-9 as our principal revenue recognition protocol and we agreed to do so. As a result, you'll see an increase in the rate of growth of deferred revenues this quarter. We expect to have those deferred revenues working their way into the income statement in short order.

                      All in all, the NextGen division continued its very strong run in the quarter and despite the well-documented continued challenges in the QSI division, that division too turned in a more than respectable quarterly performance.

                      Company-wide during the quarter gross margins came in at 54.7%. This figure is a bit outside of what has been our normal band and was impacted significantly by the QSI division's low March quarter margin.

                      Cash and cash equivalents increased by $3.3 million to a record $36.4 million during the quarter. Interest income at $98,000 was approximately even with the $100,000 earned in the prior year quarter.

                      Collections went well during the quarter as well. The DSOs increased very slightly from 104 days in the December quarter to 106 days at the conclusion of the March quarter and that's inclusive of deferred revenue. As has been mentioned repeatedly on prior calls, this DSO figure was well within our acceptable range. Revenue per employee for the quarter stood at $229,000 on an annualized basis.

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                      As anticipated on last quarter's call, corporate expenses
                      for the quarter continued at higher than historical levels. At $846,000 they were approximately even with the December quarter. This increase continues to be driven in part by corporate initiatives that we'll not elaborate on for competitive reasons.

                      And again, while we've not historically provided guidance to investors or analysts, and while we don't envision a break with this tradition, my corporate expense perspectives are unchanged from those shared on the December quarter call. Therefore it is my current expectation that corporate expenses will continue running at higher than historical levels for at least the next quarter.

                      Other quarterly events:

                      Since our last conference call the April 1997 shareholder lawsuit moved to and through final settlement. Note that the settlement was funded fully by the company's D&O insurance and that the company has continued to deny any and all allegations of wrongdoing.

                      On the investor conferences front, QSI presented at the UBS, Roth Capital, and B. Riley conferences during the quarter. We don't have any investor conferences scheduled for the company during the June quarter, though we have been and will be on the road a number of times during the quarter, this quarter mostly on the West Coast.

                      Pat will certainly give some additional texture on this next item so I'll simply congratulate Pat on NextGen's very strong showing at the Microsoft HUG Awards presented this year at the HIMSS Conference held last February in San Diego as well as this year's TEPR Conference held earlier in the month in

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                      San Antonio. NextGen performed well at this particular key conference taking top honors in two of the key competitive categories. Nice job, Pat.

                      For the fiscal year, the company had record revenues of $54.8 million, up 23% over the prior year. Fully diluted earnings per share at $1.10 increased by 31% over the prior year.

                      As was the case with the Q4 results, fiscal year results were driven by record-setting revenue performance as the NextGen Health Care Information Systems Division was up 37% for the year. EDI unit revenue performance was at record levels as well, and the QSI division continued its contributions to the bottom line.

                      For the year, the $36.4 million ending cash balance compares to $25.7 million in cash and short-term investments on the balance sheet at the conclusion of fiscal '02. There were no stock repurchases during the quarter and none for the fiscal year as a whole.

                      Looking back over fiscal '03, we have every reason to continue to be pleased with the overall results of the company, and we are. I'd like to take a moment to offer my most sincere thanks to the entire QSI and NextGen team whose hard work, vision, and dedication were the catalysts for this year's strong results.

                      We continue to work very hard to bring strong products to our clients and strong results to our shareholders. We aspire to continued success in each of these areas.

                      That concludes my opening remarks. And at this time I'll turn things over to Paul Holt for additional comments on our financial statements.

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Paul Holt:            Thanks Lou, and greetings to everybody who's here with us
                      today. System sales revenues grew to $8.3 million this quarter -- that's an increase of 30% compared to the prior year and 8% over our prior quarter. Recurring revenues again have grown, with an increase of 21% over the prior year.

                      As mentioned, our gross profit margin came in at the lower end of our historical range, 54.7%. SG&A expense as a percentage of revenue was down slightly at 28.3% compared to 29.3% in the prior year.

                      Total SG&A expense increased to $4.3 million in the fourth quarter compared to $3.5 million in the year ago quarter. The largest contributor to the increase in SG&A expenses was the increase in selling related expenses as well as higher corporate related expenses.

                      R&D expense came in at $1.4 million compared to $1.1 million in the year ago quarter. All of the hard dollar increase in this category was related to the NextGen division. As a percentage of revenues, R&D expenses remain roughly unchanged compared to the prior year.

                      An important item to note this quarter as I had also mentioned last quarter is the fact that our effective income tax rate declined to 35.1% this quarter compared to 38.1%. On an annual basis, our effective tax rate is 36.6% and we expect our effective income tax rate to stay in a range of between 36% and 38%.

                      As we had mentioned in the prior quarter, the company has taken some additional R&D tax credits and that has had a positive impact on our effective income tax rate.

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                      Moving on to divisional performance, the NextGen division
                      reported its highest ever quarterly revenue and operating income figures as Lou has already mentioned at $10.7 million and $2.4 million respectively.

                      Dental division reported revenue of $4.4 million and operating income of approximately $1 million. They continue to provide a significant contribution to our profits as a result of their lean cost structure.

                      Moving on to the balance sheet, I'm just going to highlight three notable areas -- receivables, deferred revenue, and cash. Our DSOs moved up a couple of days to 106 days this quarter compared to 104 prior quarter. And also for those of you who are tracking this, our DSOs by division were 73 days for the QSI division and 120 for NextGen.

                      Although our cash collections continues to be very strong, we had a significantly higher amount of services related to systems sales this quarter which resulted in increasing both our receivables and our deferred revenue balances and our increase in DSOs can be attributed to this phenomenon.

                      Unpaid deferred revenue included in accounts receivable totaled $6.8 million this quarter compared to $4.8 million last quarter.

                      And as I always do on these calls, I'll talk about certain cash flow numbers. Total amortization expense for the company was $330,000. That breaks out to $65,000 for the QSI division and $265,000 for NextGen. Depreciation expense was $226,000 company-wide. Thirty three thousand of that was the QSI dental; $193,000 was related to NextGen.

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                      In terms of investing activities, we invested $468,000 in
                      capitalized software this quarter, $80,000 of that being in the QSI division and $388,000 of that in NextGen. And we also invested $250,000 in our fixed assets, all in the NextGen division.

                      I'd like to thank everyone for being on the call and your interest in our company and I'm going to turn things over to Greg Flynn, Executive Vice President and General Manager of our QSI division who will provide an update in his area.

Greg Flynn:           Thank you Paul. Good day to you all. As mentioned,
                      revenues for the quarter were materially unchanged from last quarter at approximately $4.4 million. Profitability was somewhat lower for the quarter versus last quarter due to an increased mix of hardware in our sales. Our hardware mix is variable quarter to quarter and I do not believe that this represents a trend.

                      On the EDI front, we continued our growth pattern with revenues reaching a record approximate $1.9 million for the quarter. This represents a year over year growth of approximately 15% for the quarter, and of greater significance a year over year growth as Lou mentioned of approximately 88% for sales of our EDI to the NextGen division client base.

                      New EDI sales opportunities within the NextGen division continue to offer an exciting growth avenue for us. Quarter over quarter, the NextGen EDI growth was approximately 15%. As you know, the company's EDI function is implemented and facilitated out of the QSI division.

                      Of note on the product sales front were five sales of our CPS, that's our clinical product, including three new large roll-outs. Again, QSI also continued its client sales penetration with our Data Miner reporting software

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                      and enhanced user interface screens which we have
                      discussed in previous calls.

                      On the upcoming product horizon, we look to begin marketing a new software-hardware offering related to image scanning.

                      In summary of the usual questions, QSI's sales pipeline again remains virtually unchanged at $3.75 million. Our sales staffing level also remains unchanged. On the HIPAA preparedness front, we remain on track with all timing and requirements. Further, I have been extremely pleased with the general preparedness of our client base.

                      As always, I would like to thank the team of dedicated QSI staff, our loyal clients and our shareholders -- in particular those of you on this call for your interest.

                      Now I would like to turn the discussion over to Pat Cline, President of our NextGen division.

Patrick Cline:        Thanks Greg. Hi everyone. NextGen had another great
                      quarter and in fact another great year. We signed 30 agreements during the quarter, 22 of which were with new customers. We had fewer newer contracts than the prior quarter but the average price per contract was up significantly.

                      We just finished a very successful trade show season and we have a very strong base of leads that we're pursuing currently. In addition to our record financial performance, we're very proud of the recent awards Lou had mentioned earlier and the positive industry press that we have received.

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                      On the last call I mentioned that NextGen was named as a
                      finalist in two categories of the Microsoft Health Care Users Group Industry Solution Awards. Many of you know by now that we actually won first place in both categories. One of our customers was also named the Microsoft Clinic of the Year.

                      Also since the last call we were named a finalist in two categories in the TEPR Awards and those categories are EMR Systems for Medium and Large Practices and Practice Management Systems for Physicians' Offices. Last week the announcement was made that NextGen took top honors in both of those categories.

                      I'd also like to announce that NextGen EMR last week was named the top overall EMR application in the AC Group's annual EMR survey.

                      We continue to invest very heavily in product development and we're very comfortable with our efforts to keep NextGen software in front of our competition.

                      We increased the size of our sales force over the past couple of months with 22 sales reps and regional managers now in place. Our sales pipeline has grown slightly to $31 million. And in closing, we're focusing on continuing our growth top line and bottom line. And I'd like to say thank you once again to the NextGen staff for continuing to deliver.

                      Operator, at this point we're ready for questions.

Operator:             Thank you. At this time I would like to remind everyone if you have a question, please press Star 1 on your telephone keypad now. We'll pause for just a moment to compile the Q&A roster.

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                      Your first question comes from Brandon Austin of Sprott
                      Securities.

(Brandon Austin):     Hi guys. I have a number of short answer questions here.
                      You guys said you capitalized $468,000 of software. Do you know how much of your capitalized software that you amortized over the fourth quarter?

Paul Holt:            Yes. We amortized $330,000 during the quarter.

(Brandon Austin):     Okay. And in terms of - I guess this is more directed at
                      Pat. Electronic medical records versus the practice management, can you sort of elaborate on which part, I mean, if you can give us a sense of which of those two products is really driving the growth right now on the NextGen side?

Patrick Cline:        The short answer would be both. Over the last few quarters
                      EMR had taken a slight edge. The EMR market is the more infant but more explosive market with the most potential whereas the practice management system market is more saturated.

                      However, with a few different drivers, HIPAA being one of them and the transaction set standards and regs that go into effect this coming October and with other drivers like the market wanting to move to newer state-of-the-art Windows based systems from older Legacy systems, the practice management market has been a very solid market and has in fact heated up for us as well.

                      So again, that brings me back to my bottom line answer that I started with which would be both.

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(Brandon Austin):     Okay. In terms of recurring revenues, you guys said they
                      were up 21% year over year. Can you give us a number? I'm guessing that's all maintenance. But I know you guys haven't really broken that out in the past though.

Paul Holt:            Brandon, you're asking the breakdown of our recurring
                      revenues?

(Brandon Austin):     Like of the $6.8 million of maintenance and services, how
                      much of that was services -- or how much of that was maintenance, sorry.

Louis Silverman:      Brandon, Paul will work that out and he'll come back to
                      you. We'll include that in a couple of moments.

(Brandon Austin):     Okay. And on the QSI side, can you elaborate a bit on the
                      margin pressure you guys were talking about, more hardware sales? Is that sort of a blip, or is that something that's expected to continue?

Greg Flynn:           I don't see it as a trend. We had some significant CPS
                      sales which is our clinical product suite for the quarter.
                      Sometimes the clients buy the hardware from us, sometimes they don't. In this particular quarter there were heavier purchases of hardware. A blip probably is an accurate way to look at it. I do not see it as a trend.

(Brandon Austin):     Okay. And lastly, I know you guys don't like to give
                      guidance. In terms of dancing around that issue a bit, do you guys see any sort of seasonality upcoming? I mean
                      NextGen has been growing at, you know, at 37% in Q2, 50% in Q3, 39% in Q4. I mean, the pace seems to be pretty quick there. Do you guys see a bit of a, you know, seasonality thing in Q1 or, you know, no comments?

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Louis Silverman:      Brandon, I guess I would comment first and I'd say I'm
                      still waiting for my first easy quarter. They all feel very seasonal.

Patrick Cline:        This is Pat. First, thanks for opening the door to allow
                      me to walk through it. But I'm not going to walk through it. NextGen's doing pretty well. We, as I mentioned, have a strong base of leads, our market is strong, our sales force is increasing in size, so I would call it an optimistic outlook.

(Brandon Austin):     Do you guys hope to increase your - if you're growing at
                      the current pace, can your sales force grow fast enough to keep up with the 30% plus growth rate? Can you train them fast enough, so to speak?

Patrick Cline:        Complex issue -- we think we can.

(Brandon Austin):     Thank you very much.

Patrick Cline:        Thank you.

Operator:             Your next question comes from Mike Crawford with B. Riley
                      & Company.

(Mike Crawford):      Pat, you said that average price per contract was going
                      up. Is that due to an increase in pricing or just in size of the practices you're dealing with?

Patrick Cline:        Actually, I didn't say it was going up. It was certainly
                      up this quarter. But to clarify that, I don't see that as a trend.

                      Typically the larger deals in the pipeline take quite a bit of resources to bring to fruition and for better or worse, that sometimes takes resources away from closing smaller deals. I don't see that continuing as a trend. Some quarters

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                      we do more of the smaller and mid-size deals, some other
                      quarters we have a couple of what I've characterized as elephants.

                      And in the March quarter we had a fair number of large deals that caused many of us to divert our focus to them from the smaller ones. It may very well change this quarter.

(Mike Crawford):      Okay. And then you did mention the AC group's 2003 study.
                      At least in the prior year when you also had the lead, it did have areas where you weren't in the lead. I guess three of them would be electronic prescriptions, orders and results, and security.

                      So is that - are those the functional aspects of your EMR that you're improving? Is that why you signed this agreement you announced today with RX Hub?

Patrick Cline:        No. I would say that those are areas within the product
                      that we continue to improve. But I would say that we don't focus on those areas as far as marketing our product or talking to consultants or demoing. We don't market the product as an e-prescribing product or as a CPOE product.

                      So we tend not to be in the hunt in some of those. And frankly we don't even enter the awards competitions for example at MS-HUG and TEPR in some of those component categories. I think if we were to unplug some of those components from our application they would fare very well on a stand-alone basis, but we see them as integrated components.

                      With respect to the RX Hub agreement that was announced, it is something that we are excited about, we think it's going to help us to bring better information to the physicians when they're doing prescribing at the point of

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                      care and we think that will translate to more efficiency
                      and better patient safety.

(Mike Crawford):      Okay, thanks. And the final question is, in the past
                      couple of years Lou in his presentations has - you've characterized EMR market as high growth, low penetration.
                      So do you see that the market is getting more penetrated now, like from maybe 5% to 10% prior estimates up to as much as what, 20% and 30% now? Or do you think it's still very low penetration?

Patrick Cline:        I think it's still very low penetration. If it's over 10%, it's probably under 15%.

(Mike Crawford):      Okay, thank you.

Patrick Cline:        Thank you.

Operator:             Your next question comes from Ilona Yulman with Sidoti.

(Ilona Yulman):       Hi guys. Just want to ask about the image scanning if you
                      can talk about that a little bit more, Lou, and if there's a timeframe on that.

Greg Flynn:           Actually the product is ready to offer at this point.
                      That's within the QSI client base. And you might view that for simplicity's sake as a first step in a paperless move within the QSI dental offices. It's a means for them to go ahead and scan their image documents. It's really their choice how many or what types go into our system and then is accessible from the software path.

(Ilona Yulman):       Okay, thanks. And the RX Hub agreement, is that going to
                      be part of EDI's division? Or kind of where does that fit in?

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Patrick Cline:        That fits in within the NextGen division.

(Ilona Yulman):       And my other question was basically why the big spike in
                      cost of systems and services, if you can give a little bit more light on that.

Patrick Cline:        I'm not sure I understand the question.

(Ilona Yulman):       The cost of systems and services as a percentage of
                      revenue in the quarter?

Louis Silverman:      Ilona, this is Lou. The issue there is one of mix at the
                      QSI division. This particular quarter it had a mix that happened to feature more hardware so that for every given sales dollar the division would have a relatively higher proportion of cost of sales or cost of products and services dollars in them. So that's one of the main drivers.

(Ilona Yulman):       And going forward do you see that as a trend?

Louis Silverman:      As we've discussed many, many times, it's very hard to
                      predict. It's really a function of which customers call for which particular products and services. As we've said frequently, we're not hardware specialists. But certainly as and when our customers call us with hardware requests and orders, we're very happy to help them out. It's a good business for us and hopefully a good service for our clients.

(Ilona Yulman):       Thank you.

Operator:             Your next question comes from Gene Mannheimer with Roth
                      Capital.

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Gene Mannheimer:      Hi, good morning. Just a couple of questions. In terms of
                      the gross margin impact for the quarter, we talked - you talked about ASP going up for the quarter, yet I'm curious -- was there an element of price discounting in order to get and, you know, secure these larger contracts?

Patrick Cline:        I don't think that discounting in the quarter was outside
                      of our normal range, no.

Gene Mannheimer:      Okay. And then again, not to give specific guidance, but
                      in the past Lou, you've indicated that the historical gross margin band was between 55% and 59%. Do you see it diverting from that range going forward?

Louis Silverman:      As you point out, Gene, I don't want to give guidance.
                      Your question is really do I see any permanent or longer-lived changes in the mix and the answer is really no. It's what I've said before-it's just the way things worked out this quarter. And if it turns out that we start to see some trends in that area we'll let you know.

                      But the short answer to your question is nothing on the horizon that I see leads me to believe that's a permanent condition.

Gene Mannheimer:      Okay, thanks for that. And then one last question on the
                      EDI revenue, I may have missed this. But did you break out the EDI into QSI and NextGen? Or could you do that?

Lou Silverman:        Sure. The EDI for the QSI division is $1.35 million and
                      NextGen is just over a half million at $530,000 for the quarter.

Gene Mannheimer:      Okay, thank you.  No further questions.

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Paul Holt:            Thanks Gene.

Operator:             Your next question comes from Shai Gerson with Corsair
                      Capital.

(Shai Gerson):        Hi, good afternoon. On the QSI side, a lot of your - if
                      not competitors, a lot of people in the dental business obviously are very excited about the digital radiography.
                      Is this something that's currently available to your clients? (unintelligible) as you're looking at this thing
                      (unintelligible) just sort of talk about that a little bit?

Greg Flynn:           Yes, actually when I refer to our CPS product that
                      includes that.

(Shai Gerson):        Okay. And then sort of looking back to the beginning of
                      the quarter, did the numbers that you came in with, did that meet your I guess internal numbers that you were looking for at the beginning of the quarter? I guess, how would you describe this quarter I guess is my question.

Louis Silverman:      I would describe the quarter in this way. We're always
                      very revenue focused and very much focused thinking growth is a great characteristic to have in your business. So each quarter when we set a sales record, we're very happy with that.

                      As we mentioned a couple of times, it's a little hard to control the hardware-software mix. We aim to please each and every customer that desires something that we can provide them with.

                      And on the expense side, our expenses have been moving up over time. As Paul had referenced, one of the largest areas of expense delta versus the average quarters from the past would be the fact that corporate expenses are

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                      up. We talked about that in the context of that hopefully
                      not being a long-term trend.

                      And then the fact that we had some additional employment related expenses, particularly at the NextGen division with the sales going up, the sales compensation costs go up.

                      We've also continued to add headcount. We're proud to do that. We're happy to have the revenue growth to do that. And at least to date in particular the NextGen division has done a very good job of turning those new hires into producing assets for the company.

                      So in general, the trends are I would say what we expected. I'd be less than forthright if I told you that I was a little bit disappointed that we didn't set a record on the bottom line. But we'll try to do better next time.

(Shai Gerson):        Thank you.

Operator:             Your next question comes from Cory Tobin of William Blair.

(Cory Tobin):         Hi, good afternoon. We've heard some discussion from some
                      of the other vendors that the capital spending environment might be tightening due to the general economic conditions. Are you seeing any of this in the marketplace, and what sort of feedback on this front are you getting from your customers or prospects?

Patrick Cline:        This is Pat. I would say no, we're not seeing that in
                      general in our marketplace. It could be that the other vendors that have mentioned that are in the more acute care side of the business selling systems to hospitals and I think there is a little bit of a tighter squeeze on that side.

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                      But as you know, we sell systems to physicians' offices
                      and our systems actually provide a positive return on their investment. So no, we're not seeing that.

(Cory Tobin):         Okay, so there's no - you haven't experienced any sort of
                      lengthening of the sales cycle or haven't seen any trends with respect to delayed decision making or anything along that front?

Patrick Cline:        That's correct.

(Cory Tobin):         Okay, great.

Greg Flynn:           On the dental side, I think it's well documented that the
                      consolidators have been in a tight situation. I'm rather proud actually of our performance even given that environment.

(Cory Tobin):         Okay, great. And then could you comment on with respect to both sides of the business, could you comment on sort of the competitive front? Who are you seeing most often in the marketplace and how do you - I guess what's your win - what do you estimate your win percentage is and how is that trending, if you will?

Patrick Cline:        This is Pat. The competition as you may know varies
                      between the EMR marketplace and the practice management marketplace. And we play both in the mid-range and the high-end of the market on the EMR side and the competitor mix even changes between those two market segmentations.

                      On the lower end of the market on the EMR side, we see GE from time to time, we see Amicore from time to time, we see Misys from time to time.

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                      On the high end of the market there's been a little bit of a change. What I would call our most significant competitor on the very high end of the market has effectively been in my opinion taken out of our core high-end market and that would be Epic who announced a very significant deal with Kaiser Permanente. Congratulations to them on that.

                      But that's going to take in most industry forecasters' opinions most of their resources away from everything else in their business.

(Cory Tobin):         Sorry to interrupt, but that's on the EMR side you're
                      speaking?

Patrick Cline:        Yes.

(Cory Tobin):         For all those?

Patrick Cline:        Yes.

(Cory Tobin):         Okay.  And on the PM side?

Patrick Cline:        Misys, GE with their Millbrook product, Medical Manager,
                      IDX -- a pretty long list of competitors in the practice management market. It's a far more mature market.

(Cory Tobin):         And that's for both the lower and the high end, right?

Patrick Cline:        Yes.

(Cory Tobin):         Okay.

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Greg Flynn:           On the dental side, it's well documented QSI is extremely
                      penetrated within our niche market, the large group practice/consolidator marketplace. We see occasional attempted encroachment there. It's not been significant on the lower end of the pyramid of our client base.

                      The smaller practices which for us really don't represent solo practices, but five dentists or less, the number one competitor we have is a company called Dentrix.

(Cory Tobin):         Okay, great. And I'm sorry, just one last housekeeping
                      question. Did you give the total recurring revenue for the quarter?

Paul Holt:            Total recurring revenue was $6.8 million.

(Cory Tobin):         Great. Thank you very much.

Louis Silverman:      Thanks Cory.

Operator:             Your next question comes from Andrew Shapiro with Lawndale
                      Capital Management.

(Andrew Shapiro):     Hi, good afternoon. A few questions if you don't mind. I
                      guess the first part of Lou's script and that's generally
                      I think where you provide like your total number of employees which then helps us know the annualized revenue per employee numbers. And if you didn't provide it, can you provide it now?

Louis Silverman:      Yes -- I did and I can. The revenue per employee
                      annualized, $229,000 and at the end of the quarter we had a total of 263 employees.

(Andrew Shapiro):     Okay.

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Louis Silverman:      And the beginning of the quarter we had 254 employees.

(Andrew Shapiro):     The corporate expense line has risen to levels almost
                      $200,000 or more above what you had been traveling on. On a quarterly basis that's $800,000 a year.

                      What are some of the things that the, you know, incremental corporate expenses are going into? And if I recall, I think you indicated that this is something you don't expect to be recurring, but when do you expect it to drop back to normal levels?

Louis Silverman:      Andy, we had mentioned a couple of times that for
                      competitive reasons we prefer not to detail what these expenses are for. My sense - when this expense kicked up was that it was going to be over approximately three quarters and I hope I'm about right, I might be off by a little bit, but that was my hope. That's what I suggested and we'll see how I do.

(Andrew Shapiro):     Okay. And the company's cash charge from investments as a
                      percent of your total assets has continued to rise. In fact, it's now about - almost 54% of the company's total assets is cash. Are there things that - that's an inefficient use of the balance sheet.

                      Are there things that you're doing for more value added and maybe rapid deployment of some of this capital to increase or grow the company further for other uses? And without giving up any detail on the competitive reasons is
                      - are any of those activities related to this increased corporate expense?

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Louis Silverman:      In terms of rapid deployment of the cash, I think it would be inappropriate to create expectations that we have any plans afoot for rapid deployment of the cash.

                      As I've mentioned, we some number of quarters ago began a process of building a funnel of potential acquisition prospects. That effort is ongoing. It is not the first and highest priority for me, but I do spend some time on that each week and each quarter. From my perspective that type of activity could be a good use of cash. I think I'm on the record as saying it should be a good use of our cash.

                      And at the same time I want to go back to your - the word rapid, I don't see any near term, significant cash expenditures going out the door.

(Andrew Shapiro):     Okay. The cash is nice to have in a troubled economy, but
                      54% of the assets now in cash and no debt. Obviously it's becoming inefficient.

Louis Silverman:      Andy, as you're aware, the way we're structured here at
                      QSI, the overall responsibility for management of that cash rests with our Board. We on the management team from time to time give them some well articulated suggestions.
                      But at the end of the day that's an asset that is largely managed by the Board.

(Andrew Shapiro):     Right. And then lastly, this is I think more for Greg -- I think I saw Interdent now has some proposed pre-pack plan and another one of the consolidators I think did a financing or another activity earlier in the quarter. From the customer base on the consolidator side, are you seeing increased liquidity in those companies that is resulting in their looking more outwardly towards growing again rather than inwardly?

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Greg Flynn:           It really varies by client. The answer would be in certain instances yes and others no. I'm not trying to be evasive. If I said it accurately I would say there's a slight increase potentially.

(Andrew Shapiro):     Okay.  Thank you much.

Louis Silverman:      Thanks Andy.

Operator:             Again, if you would like to ask a question please press
                      Star 1 on your telephone keypad now.

                      You have a question from Sheila Cunningham with Compass Technology.

(Sheila Cunningham):  Hi. Lou, maybe I misheard, but did you say you lost a couple of accounts earlier in your remarks?

Louis Silverman:      I mentioned that in the QSI division they had a couple of
                      transitions. One of the accounts transitioned from the QSI system to the NextGen system. And the other account transitioned to a competitor.

(Sheila Cunningham):  Okay.

Louis Silverman:      Excuse me, I misspoke. The other account just transitioned to not being a customer of ours. I'm not 100% certain where they're going from here.

(Sheila Cunningham):  But is it just those two changes then or did you lose any others? I'm particularly interested in the NextGen area.

Louis Silverman:      Okay, well those two that I mentioned were specific to the
                      QSI division. Pat, would you like to handle that for your division?

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Patrick Cline:        I'm not aware of any specific customer losses last
                      quarter. We have, as you know, many, many thousands of physicians and many hundreds of customers so from time to time we'll lose one and fortunately each quarter we gain many. So that's something that shouldn't be a concern.

(Sheila Cunningham):  Okay. When you're in a competition for a new customer and you lose, why would that be?

Patrick Cline:        Well since we probably have a couple of our sales reps
                      listening to this call, I'm going to say it's salesmanship.

(Sheila Cunningham):  I mean, is it price, is it time of install, I mean, what would be - I mean, is there any kind of common thread?

Patrick Cline:        I would say when we lose, very often it's because of the
                      price of the system. We're priced on the high end of the competitive range.

                      We also have a system that takes a little bit longer to implement than some of our competitor's systems because the system is far more flexible. The good news is it's a system that because of its flexibility is more often embraced by and used by the physicians that purchase it.

                      We feel it's better to take the time in the implementation stage to make sure that the customer gets what they want rather than implementing very quickly and potentially de-installing the system downstream. But sometimes it's because of length of implementation. I wouldn't say there's any one reason that I could cite.

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(Sheila Cunningham):  Okay. And I know you mentioned the competitors, have you seen anybody new kind of emerging around the fringes? And I'm - well in either area, EMR or practice management.

Patrick Cline:        No, not really -- sort of all the usual suspects. There
                      are always new, young companies entering hot markets and we see that, but nobody that we're concerned about.

(Sheila Cunningham):  Okay. And finally just a general question, maybe a Lou question, back to the revenues per employee. What would be the comparable number for say a year ago?

Louis Silverman:      I don't have that right with me, but I would bet that it's in the high $190,000 area, somewhere in that range --
                      $185,000, $195,000, maybe in the low $200,000's -- but in
                      that range.

(Sheila Cunningham):  Okay. And the headcount a year ago?

Louis Silverman:      The ending headcount Q4 of last year was 237 company-wide.

(Sheila Cunningham):  Okay. Good -- thank you.

Louis Silverman:      You're welcome.

Operator:             Your next question comes from Mike Burke with Mesa
                      Capital.

(Mike Burke):         Hi guys. Just wondering -- can you give us an estimation
                      of what you're going to earn for the next quarter and for the full year?

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Louis Silverman:      As we've talked about a number of times, we're not in the
                      mode of giving guidance and so we would respectfully decline the opportunity.

(Mike Burke):         Okay.

Operator:             At this time there are no further questions.

Louis Silverman:      Thank you everyone, and we'll see you in a while with the
                      June quarter results.

Operator:             Thank you for your participation in today's conference.
                      You may now disconnect.

                                      END